UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 24, 2009
Mediacom Communications
Corporation
(Exact name of Registrant as specified in its charter)

Delaware (State of incorporation)	0-29227 (Commission File No.)	06-1566067 (IRS Employer Identification No.)
100 Crystal Run Road
Middletown, New York 10941
(Address of principal executive offices)
Registrant’s telephone number: (845) 695-2600
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
On August 25, 2009, the operating subsidiaries of Mediacom LLC entered into an incremental facility agreement that provides for a new term loan (“new term loan”) under their existing credit facility in the principal amount of $300.0 million. On September 24, 2009, the full amount of the $300.0 million new term loan was borrowed by the operating subsidiaries of Mediacom LLC. These proceeds were used to fund the redemption of the outstanding 9 1/2% and 7 7/8% Senior Notes that are described in the next paragraph. The remaining proceeds will be used to pay a portion of the revolving credit facility of Mediacom LLC’s operating subsidiaries and for general corporate purposes.
On August 25, 2009, Mediacom LLC and Mediacom Capital Corporation announced the call for redemption of the entire principal amount of their 9 1/2% Senior Notes due 2013 and 7 7/8% Senior Notes due 2011 that remained outstanding following the expiration of tender offers for such notes. In accordance with the redemption provisions of the Notes and related indentures, the Notes were redeemed at a price equal to 100% of their principal amount, plus accrued and unpaid interest to, but not including the redemption date. On September 24, 2009, Mediacom LLC and Mediacom Capital Corporation redeemed the remaining $109.8 million and $53.9 million of 9 1/2% Notes and 7 7/8% Notes, respectively, plus accrued interest.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: September 24, 2009

Mediacom Communications Corporation
By:	/s/ Mark E. Stephan
Mark E. Stephan
Executive Vice President and Chief Financial Officer